EXHIBIT (a)(94)

PEOPLESOFT ANNOUNCES RESULTS OF
ANNUAL MEETING OF STOCKHOLDERS

All Four Board Members Re-Elected by Approximately 95% of Votes Cast

PLEASANTON, Calif. – March 25, 2004 – PeopleSoft, Inc. (Nasdaq: PSFT) today announced the preliminary results of the voting at its 2004 annual meeting of stockholders. The Company reported that a quorum was present at the meeting, representing approximately 81% of shares outstanding.

Stockholders voted to re-elect all four PeopleSoft nominees, A. George “Skip” Battle, Craig A. Conway, Frank J. Fanzilli, Jr., and Cyril J. Yansouni, to the PeopleSoft Board of Directors. All four board members were re-elected by approximately 95% of votes cast, according to a preliminary ballot count.

“We are gratified that PeopleSoft stockholders gave such overwhelming support for the Board of Directors at our annual meeting,” said David A. Duffield, Chairman of the Board. “The vote clearly indicates that our stockholders recognize the efforts the Board has made to protect and enhance stockholder value.”

PeopleSoft stockholders also ratified the selection of KPMG LLP as PeopleSoft’s independent auditors for the fiscal year ending December 31, 2004. In addition, stockholders representing approximately 53% of votes cast on the stockholder proposal voted in favor of the proposal recommending to the Board that the Company expense stock options. This represents approximately 35% of the shares outstanding. PeopleSoft’s Board of Directors will give this stockholder vote careful consideration as part of their evaluation of the accounting treatment of option grants.

The final voting results will be reported in PeopleSoft’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2004.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,100 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Important Additional Information

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 (including any amendments or supplements) because these documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Contacts:

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Susan Stillings
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
jf@joelefrank.com/sts@joelefrank.com

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